                                                                                                                        5390 Triangle Parkway Suite 300
                                            Norcross, GA  30092

EXHIBIT 99.1

Comverge Integrates Operations, Technology and Delivery Functions to Ensure Efficient Execution of Complex Intelligent Energy Management Programs

Steve Moffitt Promoted to Chief Operating Officer to Lead Combined Efforts

Norcross, GA, May 5, 2011 - Comverge, Inc. (Nasdaq: COMV), a leading provider of Intelligent Energy Management solutions for Residential and Commercial and Industrial customers, today announced that Steve Moffitt has been appointed chief operating officer. In his new role, Moffitt will oversee the integration of Comverge’s operations, technology development and execution capabilities, which have been combined to ensure efficient delivery of the company’s portfolio of intelligent energy management hardware, software and services.

“Since joining Comverge a year ago, Steve has been instrumental in helping us transform the company from a provider of demand response solutions to one that is redefining the industry by offering a new class of intelligent energy management hardware, software and services,” said R. Blake Young, president and CEO, Comverge. “As we expand into new markets and introduce new services, Steve can now use his exceptional industry experience to ensure that we drive scale and operational efficiencies for both residential and commercial and industrial customers across our expanding business presence.”

As COO, Moffitt will be responsible for managing Comverge’s software and hardware engineering, product management, measurement & verification, information technology, network control, quality assurance, and program delivery across solutions sets. By combining these distinct areas and putting them under the directive of a single company executive, Comverge will be able to increase support for customer engagements that include a comprehensive range of intelligent energy management hardware, software and services. This increased support will help optimize customer engagement processes, standardize program delivery activities, and integrate supply chain and product management/delivery with customer management functions.

 “Comverge offers unique solutions to change the way its customers conserve energy, manage peak load and comply with government regulations,” said Steve Moffitt, chief operating officer, Comverge. “But with multiple technologies and approaches out there vying for the attention of customers, it is vital that we make some enhancements suited to delivering best-in-class intelligent management programs that drive company growth and customer engagement. By integrating operations, technology and delivery capabilities under my directive we are putting ourselves in position to do just that by better serving the increasingly complex needs of residential and commercial and industrial customers.”

Moffitt joined Comverge in July, 2010 as executive vice president of engineering and operations. He brings with him 25 years experience in the energy, utility and commodity trading business, most recently serving as vice president and regional CIO for BG Group, an international London-based energy company. Previously, he held several executive positions at Dynegy, Inc., including senior vice president and CIO. In this position Steve led Dynegy‘s technology department through one of the most aggressive expansion periods the energy industry has seen. As managing director at UBS investment bank he was responsible for managing a global commodity trading technology organization that supported the energy, agriculture and metals trading business across several countries and continents. Steve’s career has spanned the entire energy lifecycle and given him an in-depth understanding for the operational and technology requirements needed to support its various and disparate aspects.

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

For Additional Information
Marie Bahl
Comverge, Inc.
678/802-8371
mbahl@comverge.com